Exhibit 99.1

SITO Mobile Announces Public Offering of Common Stock

GlobeNewswire • September 15, 2016

JERSEY CITY, N.J., Sept. 15, 2016 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (SITO) (the “Company”), a leading mobile engagement platform, today announced that it intends to offer and sell  shares of common stock in an underwritten public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the size or terms of the offering.

Cowen and Company, LLC is acting as the sole book-running manager for the offering, with Craig-Hallum Capital Group LLC and Maxim Group LLC as Co-Managers.

The shares are offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-213221) including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). Before you invest, you should read the registration statement, prospectus, prospectus supplement and other documents the Company has made available with the SEC for information about the Company and the offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and the accompanying prospectus supplement also may be obtained from Cowen and Company, LLC,  c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department or by calling 631-274-2806. This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock, nor will there be any sale of the shares of common stock  in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic and/or business factors. Detailed information about risk factors that may affect actual results are identified in our filings with the SEC, including the registration statement, the prospectus and the prospectus supplement filed in connection with the offering of the shares. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.